AMENDMENT, dated as of May 19, 1994 to AGREEMENT dated as of February
1, 1992 (the "Agreement") between Collins & Aikman Corporation (the "Company") and Andrew Major ("Employee").


          WHEREAS, the Company and Employee desire to amend the Agreement as hereinafter provided;

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties hereto hereby agree as follows:

     1. Section 1 of the Agreement is hereby amended to read in its entirety as follows:

          "1. Term of Employment. The Company hereby agrees to employ Employee and Employee hereby accepts employment for a period commencing February 1, 1992 and ending June 1, 1994 (the "Retirement Date"), subject to the terms and conditions of this Agreement. The termination of Employee's employment with the Company on the Retirement Date shall constitute a voluntary retirement by Employee."

     2. The heading of Section 3 of the Agreement is hereby amended to read in its entirety as follows:

          "3.  Salary and Bonus Plan".

     3. Section 3.2 of the Agreement is hereby amended to replace the words "fiscal years 1993 and 1994" in the second sentence thereof with the words "fiscal year 1993" and to delete the words "and 1994" in the third sentence thereof.

     4.   Section 3.3 of the Agreement is hereby deleted.

     5. Sections 6.1 and 6.2 of the Agreement are hereby deleted, any references to such Sections are hereby deleted, and Section 6 of the Agreement is hereby amended to read in its entirety as follows:

          "6. Severance Amount. If Employee's employment with the Company ends on the Retirement Date, the Company shall pay Employee the amount of $325,000 (the "Severance Amount") on a periodic basis during the year following his Retirement Date in accordance with normal pay practice. Payment of the Severance Amount shall be in lieu of any severance or bonus policy of the Company or any of its affiliates and Employee shall be entitled to no severance or bonus other than the Severance Amount."

<END OF PAGE 1>

     6. Section 7.2(b) of the Agreement is hereby amended to read in its entirety as follows:

          "(b) For good and valuable consideration, Employee agrees that until September 1, 1994, he shall not engage, or enter into an agreement or understanding to engage, directly or indirectly, in any business activity that is competitive with any business of the Company or any of its subsidiaries. Without limiting the generality of the foregoing, Employee shall not while he is employed hereunder and until September 1, 1994 compete with the Company in any way whatsoever or directly or indirectly (whether for compensation or otherwise), alone or as an agent, principal, partner, officer, employee, trustee, director, shareholder or in any other capacity, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or furnish any capital to, or be connected in any manner with or provide any services as a consultant for, any business which competes with the business of the Company or its subsidiaries as it may be conducted from time to time. In addition, prior to September 1, 1994, Employee shall not, directly or indirectly, publicly announce or make known any intention to engage in any such activity in the future."

     7. Section 7 of the Agreement is hereby amended to add the following at the end thereof:

          "7.4 Cooperation. During his employment and at any time thereafter, Employee shall promptly notify the Company of any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), in which he may be involved, whether as an actual or potential party or witness or otherwise, or with respect to which he may receive requests for information, by reason of his future, present or past association with the Company or any affiliate of the Company. Employee shall cooperate fully with the Company and any affiliate of the Company in connection with any Proceeding at no expense to the Company or any affiliate of the Company other than the reimbursement of Employee's reasonable out-of-pocket expenses. Employee shall not disclose any confidential or privileged information in connection with any Proceeding without the written consent of the Company and shall give prompt notice to the Company of any request therefor.

          7.5 Hiring. For good and valuable consideration and in order to protect the Company's legitimate business interests (including its interests in not having its confidential information appropriated), Employee agrees that until June 1, 1995, Employee shall not, directly or indirectly (including, without limitation, in his capacity as an agent, principal, partner, officer, employee, director or shareholder of another

                                       2

     person or entity), hire, consult with, contract with or engage the services of, or attempt to hire, consult with, contract with or engage the services of, or influence or attempt to influence any other person or entity to hire, consult with, contract with or engage the services of, or to attempt to hire, consult with, contract with or engage the services of, (i) any person who is or was employed by the Company or any of its subsidiaries at any time during the term of this Agreement or (ii) any designer, sales representative or consultant used by the Company's Decorative Fabrics group at any time during the term of this Agreement. Employee represents to the Company that he has no agreement or understanding, directly or indirectly, to hire, consult with, contract with or engage the services of, or has not influenced or attempted to influence any other person to hire, consult with, contract with or engage the services of, the services of any of the persons described in clauses (i) or (ii) of the previous sentence.

          7.6 Return of Documents. On June 1, 1994, or the earlier request of the Company, Employee shall return any documents, records, data, books or materials of the Company or its subsidiaries or affiliates in his possession or control and any of his workpapers containing confidential information (including, without limitation, customer lists, pricing data and trade secrets) of the Company or its subsidiaries or affiliates, and shall not retain any copies thereof.

          7.7 Cancellation of Options. In consideration of the payments to be made hereunder, Employee agrees that he shall not be granted any options under the Collins & Aikman Holdings Corporation 1993 Employee Stock Option Plan (the "1993 Option Plan"), the Collins & Aikman Holdings Corporation 1994 Employee Stock Option Plan (the "1994 Option Plan") or any other option plan of the Company of any of its affiliates, and any options granted or deemed granted prior to the date hereof shall be unvested and null and void.

          7.8 Specific Enforcement. Employee acknowledges that his failure to comply with the provisions of Sections 7.1, 7.2, 7.3, 7.4,
     7.5 and 7.6 of this Agreement will result in irreparable and continuing damage for which there will be no adequate remedy at law and that, in the event of a failure of Employee so to comply, the Company shall be entitled, without the necessity of giving notice, proving actual damages or securing or posting any bond, to injunctive relief in addition to all other remedies which may otherwise be available to the Company and to such other and further relief as may be proper and necessary to ensure compliance with the provisions of said Sections."

                                       3

     8. Section 8 of the Agreement is hereby amended to read in its entirety as follows:

          "8. Release. For good and valuable consideration, Employee on behalf of himself and his heirs unconditionally releases the Company and its subsidiaries and affiliates and the directors, officers, employees, stockholders, represen- tatives and agents of the Company and its subsidiaries and affiliates, and each of their respective successors, assigns and heirs, and any and all other related entities and individuals, and each of them in any and all capacities, from any and all claims, liabilities, demands and obligations of any nature, whether known or unknown, arising out of his future, present or past association with the Company or any of its subsidiaries or affiliates, or the termination of any such association (other than those related to post-retirement benefits under pension, profit-sharing, savings or retirement plans of the Company and other than those explicitly provided for by this Agreement) including, without limitation, any claims, liabilities, demands and obligations arising out of or related to (i) the 1993 Option Plan or the 1994 Option Plan, (ii) the Collins & Aikman Group, Inc. (formerly, Wickes Companies, Inc.) Equity Share Plan (or any other shadow equity plan), (iii) any severance or bonus plan of the Company, (iv) any alleged legal restrictions on the Company's rights to terminate its employees, such as any implied contract of employment or termination contrary to public policy (including, without limitation, the Age Discrimination in Employment Act) and (v) contract, tort or property rights (including, without limitation, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, misrepresentation, defamation, wrongful termination, infliction of emotional distress, breach of fiduciary duty and any other common law claim of any kind whatsoever). Employee hereby waives any and all rights arising under any Federal or state statute, rule or principle of common law or equity to prosecute or assert in any manner, and agrees not to prosecute or assert in any manner, any claim, liability, demand or obligation which is the subject of the foregoing release. From time to time, upon the request of the Company, Employee shall execute and deliver all such documents as the Company may deem necessary or desirable to effectuate the foregoing release, waiver and agreement."

     9. All references in the Agreement to this "Agreement" shall mean the Agreement, as amended hereby. Except as expressly amended hereby, the Agreement shall continue in full force and effect in accordance with the provisions thereof.

     10. In executing this Amendment, Employee has not relied upon any statement, representation or promise, whether written or oral,

                                       4

of the Company or any of its subsidiaries or affiliates, or of any representative or attorney for the Company or any of its subsidiaries or affiliates, except for statements expressly set forth in this Amendment.

     11. Employee acknowledges that he was advised that he had a period of twenty-one (21) calendar days in which to consider and execute this Amendment. Employee further acknowledges and understands that he has seven calendar days from the date on which he executes this Amendment to revoke it. Accordingly, this Amendment shall not become effective or enforceable until the revocation period has expired. To the extent that it has not otherwise done so, the Company hereby advises Employee to consult with an attorney prior to executing this Amendment.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.



                              /s/ Andrew Major
                                  ANDREW MAJOR



                              COLLINS & AIKMAN CORPORATION

                              by  /s/ Ronald T. Lindsay
                                Name: RONALD T. LINDSAY
                                Title: Vice President




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